                                                           Exhibit 10(xxxiii)(a)

                              AMENDED AND RESTATED

                             REIMBURSEMENT AGREEMENT

                                     between

                              WFP TOWER D CO. L.P.

                                       and

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


                                    Premises

                                    Parcel D
                   Battery Park City -- World Financial Center
                               New York, New York

                                   Dated as of
                                November 21, 1996

                  AMENDED AND RESTATED REIMBURSEMENT AGREEMENT

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Recitals                                                                     1

Article 1   -   Reimbursements.............................................  3

Article 2   -   [Intentionally Omitted].................................... 17

Article 3   -   Assignment................................................. 17

Article 4   -   Notices.................................................... 18

Article 5   -   No Broker.................................................. 21

Article 6   -   Amendment.................................................. 22

Article 7   -   Termination................................................ 23

Article 8   -   Integration; Conflict
                  with Other Agreements.................................... 24

Article 9   -   Miscellaneous.............................................. 25

Article 10  -   Definitions................................................ 29


Exhibit A   -   Description of Ground Lease D

Exhibit B   -   List of Uninsurable Casualties

Exhibit C   -   Form of Assignment and Assumption Agreement

      AMENDED AND RESTATED REIMBURSEMENT AGREEMENT, made as of November 21, 1996 and effective as of February 26, 1988, between WFP TOWER D CO. L.P. ("Landlord"), a New York limited partnership having an office at One Liberty Plaza, New York, New York 10006, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ("Tenant"), a New York corporation having an office c/o Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281-1219 (this "Agreement").

                                    RECITALS

      A. Landlord, the successor-in-interest to WFC Tower D Company ("WFC"), is the owner of the interest and estate of the tenant under that certain lease ("Ground Lease D") described in Exhibit A annexed hereto and made a part hereof, covering the land known as Parcel D ("Parcel D" or the "Parcel") more particularly described in Ground Lease D, and the buildings and other improvements now or hereafter erected thereon (such buildings and improvements collectively, "Building D" or the "Building"). Parcel D is located in the project (the "Project") known as the World Financial Center at Battery Park City in the City, County and State of New York.

      B. WFC and Merrill Lynch/WFC/L, Inc. ("ML/WFC"), the predecessor-in-interest to Tenant, entered into that certain Agreement of Lease dated as of February 26, 1988, as amended by the First Amendment of Lease dated as of September 29,

1988 and the Second Amendment of Lease dated as of the date hereof (collectively, "Lease D" or the "Lease") whereby, among other things, WFC demised and leased to ML/WFC Parcel D and Building D (except for certain excluded portions of such Building) (collectively, the "Premises" or "Premises D"), and ML/WFC hired Premises D from WFC, all upon and subject to the terms, covenants and conditions set forth in the Lease. WFC's interest in the Lease has as of the date hereof been assigned to Landlord.

      C. Any capitalized term used in this Agreement which is not defined in this Agreement shall have the meaning provided for such term in the Lease, unless expressly provided otherwise; and all capitalized terms which are defined in this Agreement shall be defined in or listed with cross references in Article 10 hereof.

      D. Solely for purposes of facilitating Landlord's financing, the Lease imposes upon Tenant obligations to perform certain actions and make certain payments on behalf of and for the benefit of Landlord. In order to carry out the true intent of Landlord and Tenant with respect to such obligations under the Lease, Landlord and Tenant agree that Landlord shall make certain reimbursements to Tenant, in accordance with the terms, covenants and conditions of this Agreement, which amends and restates in its entirety the Reimbursement Agreement between WFC and ML/WFC, dated as of August 24, 1984, as amended by the First Amendment to

Building D Agreement to Lease, Leasehold Improvements Agreement and Reimbursement Agreement, dated as of July 12, 1985, as further amended by the Second Amendment to Reimbursement Agreement, dated February 26, 1988 (collectively, the "Original Reimbursement Agreement"), which has been assigned by ML/WFC to Tenant and which has been assigned by WFC to, and assumed by, Landlord.

            ACCORDINGLY, the parties hereto hereby agree that the Original Reimbursement Agreement is hereby amended and restated in its entirety by this Agreement, which shall have the terms, covenants and conditions hereinafter set forth without reference to prior agreements or amendments.

                                   ARTICLE 1

                                 REIMBURSEMENTS

      1.1. (a) Notwithstanding anything which may be to the contrary in the Lease, during the Original Term of the Lease (except as otherwise provided in Section 1.1.(c) and subject to the provisions of Section 1.8. hereof), Landlord shall reimburse Tenant for:

      (i) the actual and reasonable cost of any Restoration of the Building necessitated by damage due to any of the causes which Landlord and Tenant have agreed are not insurable, which causes are listed in Exhibit B annexed hereto and made a part hereof;

      (ii) the actual and reasonable cost of repairing any latent defect in the Building of which Landlord is given notice during the Original Term of the Lease, but only to the extent such cost is not covered by (x) any of the manufacturers' or contractors' warranties assigned to Tenant pursuant to the Leasehold Improvements Agreement dated as of August 24, 1984 between WFC (formerly known as Olympia & York Tower D Company) and ML/WFC, as amended (the "LIA") which are applicable to the latent defect in question, provided that Tenant, prior to seeking reimbursement from Landlord under this Section 1.1.(a), shall either (1) use its reasonable efforts to enforce such warranties or (2) reassign to Landlord and give Landlord a reasonable period of time in which to enforce such warranties, or (y) Tenant's casualty insurance (and would not be covered by Tenant's casualty insurance if Tenant, subject to Exhibit B, were carrying all of the casualty insurance required to be carried by Tenant under Article 7 of the Lease);

      (iii) the actual and reasonable costs of any Restoration performed by Tenant pursuant to Section 9.03(b) of the Lease as a result of any partial condemnation, but only to the extent that such actual and reasonable costs exceed the award received by or made available to Tenant for such Restoration;

      (iv) the amount that the abatement of Fixed Rents on account of any partial condemnation is less than the amount determined by the calculation prescribed in Section 9.03(d) of the Lease because Tenant is required under such Section to pay Fixed Rents in a sufficient amount to cover Landlord's debt service for the First Mortgage, which amount shall be payable in installments at the times the installments of Fixed Rent to which such reimbursement pertains are payable under Lease D;

      (v) the actual and reasonable costs of any work performed by Tenant pursuant to Section 30.01(b) or 30.02 of the Lease to preserve Building D from injury or damage due to any excavation on adjacent property, provided that prior to seeking reimbursement from Landlord under this Section 1.1.(a)(v), Tenant shall either (x) use reasonable efforts to obtain reimbursement for such cost from the Person who caused such excavation, or (y) assign to Landlord Tenant's right to receive such reimbursement from such Person;

      (vi) the amounts, if any, paid (and not deducted by Tenant from any other Rental or paid to Tenant by the tenant under O&Y Lease D or on its behalf) by Tenant pursuant to Sections 3.01(j)(ii), 3.01(m)(iv), 3.02, 3.04, 3.05, 3.08,
4.01, 4.03, 5.01, 7.01(a), 12.01, 12.02, 12.03 and 14.01 of the Lease on account of any portions of Parcel D which are not part of the Premises, each of which amounts shall be payable by Landlord not more often than Tenant is required to pay the item with respect to which such reimbursement is being made; and

      (vii) the amount, if any, paid by Tenant as Rental pursuant to Section 9.01(a) of the Lease with respect to the period commencing on the date of taking (as such term is defined in the Lease) and ending on the date payment is made to Landlord or on its behalf pursuant to
Section 9.01(c)(ii) of the Lease, which amount shall be payable in installments at the times the installments of Fixed Rent or other Rental to which such reimbursement pertains are payable under the Lease.

      (b) For purposes of Section 1.1.(a), "latent defect" shall not include any damage or destruction from fire or other casualty, or any damage from ordinary or extraordinary wear and tear, or any damage caused by the negligence or wilful misconduct of Tenant, its Affiliates or Subtenants (or their respective agents, servants, employees, invitees and contractors), other than Landlord or its Affiliates (or their respective agents, servants, employees, invitees and contractors), but shall be limited to failures and flaws in the materials, fixtures, equipment and systems included in the Work (as defined in the LIA) or in the design thereof (unless designed by Tenant, its architect or its engineer, provided that if by Tenant's engineer, such design was prepared for Tenant and not for Landlord) or the installation thereof, and the failure of any such equipment or system to perform in accordance with its design specifications, provided (i) such materials, fixtures, equipment or systems are being used and maintained by Tenant substantially in accordance with the manufacturer's instructions furnished to Tenant, and (ii) such defect could not normally be observed upon a reasonable inspection of the Premises or portion thereof in question made within thirty (30) days after the later of (x) the date the item or element in question was put into service for its intended use or (y) the date Tenant (or any Person claiming by, through or under Tenant) commenced occupancy of the Building or portion thereof in question for the conduct of its business, but in no event later than the date which is the later of twelve (12) months after (1) February 26, 1988 or the date Interim Rent (as defined in the LIA) commenced under the LIA for the portion(s) of the Premises in question, if earlier, and (2) the date the item or element in question becomes available for use.

      (c) Notwithstanding anything to the contrary in Section 1.1.(a), Landlord shall continue to be obligated to make the reimbursements provided for (i) in clauses (i), (iii) and (iv) of such Section during the first Extended Term or the first and second Extended Terms if Tenant effectively exercises its option under Section 2.02 of the Lease for such Extended Term or Terms at least thirty-six (36) months prior to the expiration of the Original Term, and (ii) in clauses (v) and (vi) of such Section during any Extended Term(s) of the Lease.

      (d) Subject to the provisions of Sections l.1.(a)(iv), (a)(vi) and (a)
(vii) in the case of the reimbursements re-ferred to in such Sections, with respect to any reimbursement claimed by Tenant pursuant to this Section 1.1., Tenant shall submit a reasonably detailed statement therefor to Landlord, together with such supporting data as Landlord shall reasonably require (including, without limitation, copies of any statements furnished by the Operator under the Project Operating Agreement on which Tenant's statements hereunder are based), and, subject to the limitation of Section 1.8.(a), within ten (10) Business Days (fifteen (15) Business Days in the case of reimbursements claimed pursuant to Section 1.1.(a)(vi)) after receipt of such statement and data, Landlord shall pay to Tenant the amount set forth in such statement. If Landlord disputes such amount or any portion thereof, such dispute shall be resolved by arbitration as provided in Article 36 of the Lease. Landlord shall, nevertheless, pay the amount set forth in such statement, without prejudice to Landlord's right to contest the same; and if it shall be determined that Landlord made an overpayment, Tenant shall refund to Landlord the amount of such overpayment within (10) Business Days after notice of the arbitrators' decision, together with interest thereon at the Prime Rate from the date of such overpayment to the date of such refund.

      (e) If an arbitration proceeding pursuant to Section 1.1.(d) involves a dispute pertaining to a reimbursement for amounts paid by Tenant pursuant to Section 12.03(b) of Lease D, the tenant under O&Y Lease D shall have the right, at its sole cost and expense, to participate in such arbitration.

      1.2. Notwithstanding anything which may be to the contrary in the Lease, if Tenant is required to pay to the First Secured Lender an amount pursuant to
Section 9.01(e) of the Lease, then Landlord shall reimburse Tenant for the amount of such payment by Tenant. Landlord shall pay such reimbursement to Tenant, subject to the limitation of Section 1.8.(a), within ten (10) Business Days after Tenant's statement therefor to Landlord, together with interest thereon at the Prime Rate from the date that such payment was made by Tenant.

      1.3. Intentionally Omitted.

      1.4. (a) Upon the expiration or earlier termination of the Lease (unless such earlier termination is due to an Event of Default under the Lease), Landlord shall reimburse Tenant for the then unamortized portion of the cost to Tenant of any repairs and replacements made by Tenant at Building D which (i) are to (A) any of the structural components of the Building or (b) any of the central systems or components of the central systems of the Building which in either case (1) Tenant is required to make under the terms of the Lease, (2) is not a repair or replacement for which Tenant is entitled to reimbursement from Landlord pursuant to Section 1.1., (3) is not a repair or replacement covered by insurance proceeds or condemnation awards payable to Tenant, (4) is not a repair or replacement the need for which was caused by the negligence or wilful misconduct of Tenant, its Affiliates or Subtenants, or their respective agents, servants, employees, invitees or contractors (other than Landlord or its Affiliates or their respective agents, servants, employees, invitees or contractors) and (5) is a repair or replacement which Tenant is required to capitalize, and may not treat as an operating expense, under generally accepted accounting principles, (ii) are amortized over the useful life of the item(s) in question and in a manner consistent with past practices of Merrill Lynch & Co., Inc. ("Merrill"), provided that prior to making such repair or replacement, Tenant shall have obtained Landlord's written consent (which consent Landlord shall not unreasonably withhold or delay) to the specifications, budget, contractor and contract for such repair or replacement, and (iii) are not recovered by Tenant pursuant to Sections 9.01(c) and/or 9.09 of the Lease (if the Lease terminates pursuant to Section 9.01(a) thereof). Subject to Section 1.4.(b), such reimbursement shall be in the amount specified in a notice from Tenant to Landlord requesting the same, which notice shall be accompanied by (x) a certificate from an independent registered architect or licensed professional engineer as to the cost to Tenant of the repairs and replacements in question,
(y) a certificate from
an authorized officer of Tenant as to the then unamortized portion of such cost and (z) such other information and documentation as Landlord shall reasonably require with respect to such repairs and replacements, including, without limitation, Tenant's accounting records with respect thereto, which records shall be kept in accordance with Merrill's past practices. Landlord shall pay such reimbursement to Tenant, subject to the limitation of Section 1.8.(a), within ten (10) Business Days after Tenant, pursuant to Article 33 of the Lease, has completed vacating the Premises.

      (b) If Landlord disputes the amount of the reimbursement or the compliance of the repairs and replacements in question with any of the requirements set forth above, such dispute shall be submitted to and resolved by arbitration in accordance with Article 36 of the Lease. Landlord shall, nevertheless, pay the reimbursement in accordance with Tenant's notice, without prejudice to Landlord's right to contest the same; and if it shall be determined that Tenant was not entitled to any reimbursement or that the reimbursement exceeded the amount to which Tenant was entitled, Tenant shall refund to Landlord the amount of the reimbursement, or such excess, as the case may be, within ten (10) Business Days after notice of the arbitrators' decision, together with interest thereon at the Prime Rate from the date such reimbursement was paid (or dates, if the reimbursement was paid in installments) to the date of such refund.

      1.5. Except as provided in Section 1.8. of this Agreement, any payment (other than a payment for interest) due from one party to the other under the provisions of this Article 1 which the party obligated to make such payment fails to pay within the period of ten (10) Business Days provided for the making of such payment shall bear interest at an annual rate equal to the Prime Rate plus two and one-half percent (2.5%) from the day next following the expiration of such period of ten (10) Business Days to the date of payment.

      1.6. (a) Upon at least three (3) Business Days' notice from Landlord, Tenant shall make available to Landlord for inspection, and shall permit Landlord (at Landlord's sole cost and expense) to audit, during business hours on Business Days, the books and records of Tenant pertaining to or relevant to any reimbursements requested by Tenant pursuant to this Article 1.

      (b) In connection with any reimbursement for amounts paid by Tenant pursuant to Section 12.03(b) of Lease D, Tenant shall permit the tenant under O&Y Lease D to (i) participate with Landlord, at such tenant's sole cost and expense, in any inspection or audit performed by Landlord pursuant to Section 1.6.(a) of this Agreement, and (ii) on at least two (2) Business Days' notice, to inspect, during business hours on Business Days, any submeters located in the Premises which pertain to utilities furnished to the premises demised to the tenant under O&Y Lease D.

      1.7. If Landlord, pursuant to the separate agreement referred to in
Section 2.02(g) of the Lease (relating to the period after the Original Term), shall pay an amount for which Landlord must reimburse Tenant in whole or in part hereunder, then Landlord shall be relieved of such reimbursement obligation to the extent of the amount so paid to Tenant. In the event that Tenant shall receive a payment for all or a portion of the same item from Landlord both hereunder and under the Lease or hereunder and from the tenant under O&Y Lease D (or on its behalf), Tenant shall refund the extra payment to Landlord with interest at the Prime Rate from the date such extra payment was made until the date refunded.

      1.8. (a) Until repayment in full of the loan in the aggregate principal amount of $434,346,000 being made on the date hereof by Boatmen's National Mortgage, Inc. to Landlord (as the same may be modified, amended or refinanced to the extent provided in clause (a)(v) below or in Section 1.8.(b), the "Loan"), Landlord and Tenant agree (i) with respect to any payment due Tenant from Landlord hereunder and not paid by Landlord within the period of ten (10) Business Days provided for the making of such payment, such payment shall accrue and shall bear interest at an annual rate equal to the Prime Rate plus three percent (3%), compounded monthly, from the day next following the expiration of such period of ten (10) Business Days to the date of payment and shall be enforceable against Landlord only in accordance with this Section 1.8.(a) and Section 1.8.(b) hereof, (ii) Tenant shall forbear its rights to pursue collection of such amounts due and interest accruing thereon and shall not exercise any remedies with respect thereto or of, under, or with respect to this Agreement against the Landlord or the Secured Lender, even if an Event of Default has occurred under the Loan, but Tenant's agreement to forbear shall terminate in the event of the bankruptcy of Landlord,
(iii) in connection with the exercise of any enforcement rights by Tenant hereunder, Tenant agrees to waive any equitable right to the marshaling of the assets of Landlord by the Secured Lender and hereby grants to Secured Lender for its benefit an irrevocable (until the repayment in full of the Loan) power of attorney (coupled with an interest) to vote with respect to any claims Tenant may have hereunder in connection with a bankruptcy of Landlord (provided that Secured Lender in exercising such power of attorney shall take reasonable steps necessary as not to impair Tenant's claims against Landlord except to the extent necessary to subordinate Tenant's claim to repayment in full of the Loan), (iv) Tenant shall remit to Secured Lender any amounts collected from Landlord in contravention of the terms and conditions hereof and shall have not right to subrogation against Secured Lender with respect to any amounts so remitted, and (v) Tenant's right to repayment hereunder shall be subordinate to the Loan, whether or not an event of bankruptcy with respect to Landlord shall have occurred, and to any modification or amendment of the Loan (including a refinancing thereof) which does not (A) increase the principal amount of the indebtedness thereunder or (B) change the requirement that the Loan shall be fully amortized over the Original Term of Lease D, except that after default thereunder, modifications or amendments (including a refinancing thereof) may provide for the extension of the maturity date, capitalization of accrued (but unpaid) interest (and default interest), the payment of protective advances (and interest thereon) and resetting of the interest rate and an increase in the principal amount to pay for the transaction costs incurred in connection with such extension, modification or amendment. Landlord agrees that Tenant's forbearance and subordination under this Section 1.8. shall not in any way prejudice or impair the validity or enforceability of Tenant's claims hereunder except to the extent provided herein and shall in no way restrict Tenant from exercising rights against any party other than Landlord or the Secured Lender. The rights of Tenant hereunder are subordinate in lien, right and payment and in all other respects to the Loan, and the Tenant hereby agrees to reaffirm from time to time such subordination of its right as required by the holder of the Loan to confirm the foregoing. Notwithstanding anything to the contrary contained above, Tenant may, provided an Event of Default under the Loan shall not have occurred and be continuing, receive payment from the Landlord of amounts due hereunder, prior to payment in full of the Loan, to the extent such payment is made by Landlord from excess cashflow available to Landlord (i.e., after payment from rent received of all amounts then due under the Loan) or from other sources.

      (b) With respect to any refinancing of the Loan, if such refinancing provides for funds available to Landlord, after any repayment of the Loan (as the same may have previously been modified or amended) and all financing expenses (including, without limitation, fees and expenses of counsel to Landlord, the prior lender and the new lender in connection therewith) which are not to be used or reserved for building expenditures at Building D, including, without limitation, capitalized interest and costs of leasing, owning, operating, maintaining and improving Building D and Project Operating Agreement Common Areas or Civic Facilities, then Landlord shall to the extent of such excess funds (i.e., above amount required for financing expenses and building expenditures) first pay all accrued and unpaid amounts due hereunder (subject to Landlord's right to dispute such amounts due in accordance with Section 1.4.(b)). For purposes of this Section 1.8.(b), any new loan to Landlord made during the Original Term shall be considered a refinancing of the Loan.

      1.9. Tenant shall in no event offset or deduct the amount of any payment due under this Agreement from Landlord to Tenant, and/or the interest thereon, against any Rental or other sums due or payable under the Lease. Tenant shall have recourse solely to the property of Landlord, and the direct or indirect partners, agents, employees, controlling persons, shareholders, trustees, directors, officers or other principals, if any, of Landlord shall have no personal liability under or in connection with this Agreement.

                                    ARTICLE 2
                             [INTENTIONALLY OMITTED]

                                    ARTICLE 3

                                   ASSIGNMENT

      3.1. This Agreement, and Tenant's rights hereunder, shall not be assigned by Tenant except to a Person to whom Tenant has the right, without the consent of Landlord, to assign the Lease pursuant to Article 10 thereof and to whom Tenant has assigned the Lease. Any other purported assignment by Tenant shall be null and void and of no force or effect.

      3.2. If Tenant shall duly assign its rights hereunder, the assignee shall execute and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee shall assume the obligations hereunder on the part of Tenant to be performed or observed but Tenant shall remain fully liable for the payment and performance of the obligations hereunder to be paid, performed or observed by Tenant.

      3.3. Notwithstanding anything which may be to the contrary hereinabove, if Tenant assigns its interest under the Lease to a Person to whom Tenant is not permitted to assign this Agreement, and Tenant is not released from its obligations under the Lease by reason of or in connection with such assignment, this Agreement shall remain in full force and effect as between Landlord and Tenant herein named (but not between Landlord and Tenant's assignee), and Tenant herein named shall be entitled to a reimbursement hereunder if, after Tenant's assignee fails to do so, Tenant herein named performs an obligation under the Lease which gives rise to a reimbursement or loan under this Agreement.

                                    ARTICLE 4

                                     NOTICES

      Whenever it is provided in this Agreement that a notice, demand, request, consent, approval or other communication (each of which is herein referred to as a "Notice") shall or may be given to or served upon either of the parties by the other, and whenever either of the parties shall desire to give or serve upon the other any Notice with respect hereto or the Premises, each such Notice shall be in writing and, any law or statute to the contrary notwithstanding, shall be effective for any purpose if given or served as follows:

      (a) if by Landlord, by mailing the same to Tenant by certified or registered mail, postage prepaid, return receipt requested, by delivery by reputable overnight courier or by personal delivery, receipted on behalf of the party to whom addressed, addressed to Tenant at:

            Merrill Lynch & Co., Inc.
            World Financial Center-Tower B
            225 Liberty Street, 12th Floor
            New York, New York 10080-6112
            Attention:  Michael A. Loring
            Director, Headquarters New York
            Real Estate

            and

            Merrill Lynch & Co., Inc.
            World Financial Center-Tower D
            250 Vesey Street, 34th Floor,
            New York, New York 10281-1334
            Attention:  Phyllis Safer
            Corporate Law Department

            with copies thereof to:

            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004
            Attention:  James I. Black III, Esq.

or to such other address(es) and attorneys as Tenant may from time to time designate by Notice given to Landlord by certified or registered mail, reputable overnight courier or personal delivery as aforesaid, except that at no time shall Landlord be required to give, in the aggregate, more than four Notices or copies thereof;

      (b) if by Tenant, by mailing the same to Landlord by certified or registered mail, postage prepaid, return receipt requested, by reputable overnight courier or by personal delivery, receipted on behalf of the party to whom addressed, addressed to Landlord at:

            WFP Tower D Co. L.P.
            One Liberty Plaza
            New York, New York  10006
            Attention:  Chief Financial Officer

            with copies thereof to:

      (1)   WFP Tower D Co. L.P.
            One Liberty Plaza
            New York, New York  10006
            Attention:  Managing Attorney

      (2)   Fried, Frank, Harris, Shriver & Jacobson
            One New York Plaza
            New York, New York  10004
            Attention:  Joshua Mermelstein, Esq.

or to such other address(es) and attorneys as Landlord may from time to time designate by Notice given to Tenant by certified or registered mail, reputable overnight courier or personal delivery as aforesaid, except that at no time shall Tenant be required to give, in the aggregate, more than four Notices or copies thereof; and

      (c) as long as the Loan remains outstanding, Tenant shall send to Secured Lender a Notice with respect to any Landlord default which Tenant has given to or served upon Landlord.

                                    ARTICLE 5

                                    NO BROKER

      Landlord and Tenant each covenants, warrants and represents to the other that no broker was instrumental in bringing about or consummating this Agreement and that it had no dealings with any broker or other Person concerning the transactions referred to herein, other than Cushman Realty Corporation, Tenant's consultant, who is entitled to any brokerage commission or finder's fee by reason thereof. Tenant shall indemnify and hold Landlord harmless against and from, and Landlord shall indemnify and hold Tenant harmless against and from, any claims for any such brokerage commissions or fees, and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys' fees and expenses, arising out of any dealings had by the indemnifying party with any broker, consultant or other person alleging to have acted or dealt with the indemnifying party in connection with this transaction (including, without limitation, Cushman Realty Corporation in the case of the indemnification by Tenant). Tenant shall pay any and all fees, commissions and other charges of Cushman Realty Corporation.

                                    ARTICLE 6

                                    AMENDMENT

      This Agreement may not be changed, modified, or terminated orally, nor may any provision hereof be waived orally, but only by a written instrument of change, modification, termination or waiver executed by the party against whom enforcement of any change, modification, or termination is sought. Until such time as the Loan is paid in full, Landlord and Tenant will not amend or modify this Agreement except (a) to add additional reimbursement obligations with respect to obligations which Tenant undertakes under Lease D, or (b) provided
(i) such amendment or modification does not adversely affect the subordination effected by the Subordination and Forbearance Agreement (Amended and Restated Reimbursement Agreement Tower D), made as of the date hereof by Tenant in favor of Boatmen's National Mortgage Inc. (the "Forbearance Agreement"), (ii) such amendment or modification does not otherwise constitute a breach of the Forbearance Agreement, and (iii) Landlord (or any successor or assign) as obligor under the Loan, receives written confirmation from the Rating Agencies (as defined in the Forbearance Agreement) that such amendment or modification will not result in the rating of the Securities (as defined in the Forbearance Agreement) being withdrawn, downgraded or qualified.

                                    ARTICLE 7

                                   TERMINATION

      7.1. Subject to the provisions of Section 7.3. hereof, this Agreement, and all of the obligations hereunder of the parties hereto shall terminate upon the termination, for any reason whatsoever, of Lease D.

      7.2. Notwithstanding anything to the contrary hereinabove, Tenant shall not be entitled to receive, and Landlord shall have no obligation to make, any reimbursement pursuant to Article 1 hereof, at any time and for so long as an Event of Default under and as defined in the Lease has occurred and is continuing.

      7.3. If this Agreement shall terminate as provided in Section 7.1. hereof, Tenant's subordination and standstill obligations under Section 1.8.(a) shall survive and the then accrued and unpaid obligations of each party to the other shall, nevertheless, survive such termination. Further, if Lease D shall terminate (a) pursuant to Section 9.01 of such Lease, Landlord's obligations under Section 1.2. hereof shall survive such termination, or (b) for any reason other than an Event of Default under the Lease, Landlord's obligations under
Section 1.4. hereof shall survive such termination.

                                    ARTICLE 8

                   INTEGRATION; CONFLICT WITH OTHER AGREEMENTS

      8.1. All understandings and agreements heretofore had between the parties hereto with respect to the matters covered by this Agreement are merged in this Agreement, which fully and completely expresses their agreement with respect to such matters, except to the extent such matters are covered by other written agreement between the parties dated on or prior to the date of this Agreement (in the case of prior agreements, only to the extent the parties have agreed such prior agreements survive pursuant to a separate agreement dated the date hereof).

      8.2. This Agreement is intended to be read together with the Lease in determining the full rights and obligations of Landlord and Tenant under the Lease, notwithstanding anything contained to the contrary in Article 34 of the Lease. If there shall be any conflict between any provision of this Agreement and the Lease or any other written agreement between the parties, this Agreement shall prevail. However, nothing contained in this Agreement, whether express or implied, shall give to Tenant any right of abatement, reduction, setoff, counterclaim, defense or deduction with respect to any Rental or other sums due or payable under the Lease, and no default or other non-performance under this Agreement by Landlord shall affect the validity of the Lease or Tenant's obligations under the Lease.

      8.3. In no event shall this Agreement be binding upon the Ground Lessor or any Secured Lender or any Person who succeeds to the rights of the Landlord by foreclosure or assignment or deed/assignment in lieu of foreclosure or otherwise (except for a voluntary transfer made without Tenant's consent) nor shall the Ground Lessor, the Secured Lender or any such Person have any liability under this Agreement.

                                    ARTICLE 9

                                  MISCELLANEOUS

      9.1. The captions and table of contents of this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement.

      9.2. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without the aid of any canon or rule of law requiring construction against the party drawing or causing this Agreement to be drawn.

      9.3. (a) Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (i) no violation of the provisions of Article 3 shall operate to vest any rights in any successor or assignee of Tenant and (ii) the provisions of this Section 9.3. shall not be construed to be a consent by a party to an assignment of this Agreement by another party.

      (b) The provisions of this Agreement are intended to be for the sole benefit of the parties hereto and Merrill, and their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party, except that the provisions of Sections 1.8. and 8.3. shall benefit any Secured Lender or any Person who succeeds to the rights of the Landlord by foreclosure or assignment or deed/assignment in lieu of foreclosure or otherwise (except for a voluntary transfer made without Tenant's consent).

      9.4. The parties shall and do hereby each waive trial by jury in any action, suit or proceeding arising out of or in connection with this Agreement, or the interpretation, construction or enforcement thereof.

      9.5. (a) The parties each agrees to do such other and further acts and things, and to execute and deliver such instruments and documents, as a party may reasonably request from time to time, in furtherance of the purposes hereof.

      (b) Without limitation of the provisions of Section 9.5.(a), the parties hereto shall deliver to the other such evidence as may be reasonably required by the other of the due authorization, execution and delivery of this Agreement, including, without limitation, legal opinions of the respective independent counsel for each party as to such due authorization, execution and delivery.

      9.6. The terms "hereof," "herein" and "hereunder," and words of similar import, shall be construed to refer to this Agreement as a whole (including, without limitation, the annexed Exhibits), and not to any particular Article, Section, Exhibit or provision, unless expressly so stated.

      9.7. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender, as the context may require.

      9.8. Landlord and Tenant each agrees at any time and from time to time, upon not less than ten (10) days' prior request by the other party, to execute, acknowledge and deliver to the other party a certificate in writing stating (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and (b) whether or not to the best knowledge of the Landlord or Tenant, as the case may be, (i) there is any unpaid sum owed either party to the other pursuant to this Agreement, (ii) there is any existing default under this Agreement on the part of either party hereto and, if so, specifying each such default, and (iii) such other matters as the requesting party may reasonably request.

      9.9. Tenant acknowledges that WFP Tower D Co. L.P. is a legal entity separate and distinct from any other Person (including, without limitation, the general partners of WFP Tower D Co. L.P., the tenant under O&Y Lease D, World Financial Properties, L.P. and any Affiliates of the foregoing). Tenant shall not seek to substantively consolidate WFP Tower D Co. L.P. with any other Person or such Person's assets or liabilities in any action or proceeding, and Tenant shall refrain from filing or otherwise initiating or supporting the filing of any motion in any bankruptcy or insolvency proceeding to substantively consolidate Landlord with any other Person or such Person's assets or liabilities.

      9.10. In determining the fair market rental value of all or any portion of the Premises or the fair market value of the interest of Landlord in Ground Lease D and Parcel D, to the extent either such calculation is to be made under Lease D, then the rights of Tenant and the obligations of Landlord hereunder shall be taken into account in making such determination.

                                   ARTICLE 10

                                   DEFINITIONS

      10.1.  "Agreement":  Defined in the heading hereof.
      10.2.  "Building," "Building D":  Defined in Recital A.
      10.3.  "Forbearance Agreement":  Defined in Article 6.
      10.4.  "Ground Lease D":  Defined in Recital A.
      10.5.  "Interim Rent":  Defined in Section 1.1.(b).
      10.6.  "Landlord":  Defined in the heading of this Agreement.
      10.7.  "Lease," "Lease D":  Defined in Recital B.
      10.8.  "LIA":  Defined in Section 1.1.(a)(ii).
      10.9.  "Loan":  Defined in Section 1.8.(a).
      10.10. "Merrill":  Defined in Section 1.4.(a).
      10.11. "ML/WFC":  Defined in Recital B.
      10.12. "Original Reimbursement Agreement":  Defined in Recital D.
      10.13. "Parcel," "Parcel D":  Defined in Recital A.
      10.14. "Premises," "Premises D":  Defined in Recital B.
      10.15. "Project":  Defined in Recital A.
      10.16. "Tenant":  Defined in the heading of this Agreement.
      10.17. "WFC":  Defined in Recital A.
      10.18. "Work":  Defined in Section 1.1.(b).

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of this day and year first written above.

                              WFP TOWER D CO. L.P.

                              By: WFP Tower D Co. G.P. Corp.,
                                  general partner

                                        By:
                                              ----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

                                  MERRILL LYNCH, PIERCE, FENNER &
                                  SMITH INCORPORATED

                                        By:
                                              ----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

STATE OF NEW YORK  )
                   : ss.:
COUNTY OF NEW YORK )

      On this ____ day of __________, 1996, before me personally came _____________________ to me known, who, being by me duly sworn, did depose and say that he has an address at _________________________________________, that he is the ______________ of MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, the corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                                     __________________________
                                                            Notary Public

STATE OF NEW YORK  )
                   : ss.:
COUNTY OF NEW YORK )

      On this ____ day of November, 1996, before me personally came _________________________ to me known, who, being by me duly sworn, did depose and say that he has an address at ___________________________________________, that he is the __________________ of WFP Tower D Co. G.P. Corp., the corporation described in the foregoing instrument and which executed same as partner of WFP TOWER D CO. L.P., a New York limited partnership; and that he signed his name thereto by the order of the board of directors of said corporation.

                                                     __________________________
                                                            Notary Public

                      EXHIBIT A TO REIMBURSEMENT AGREEMENT

                          DESCRIPTION OF GROUND LEASE D

      Agreement of Severance Lease for the premises known as Parcel D, Battery Park City --Commercial Center, New York, New York, dated as of June 15, 1983, made by the Battery Park City Authority, as landlord ("Landlord"), to and with Olympia & York Battery Park Company, as tenant ("Tenant"), a memorandum of which was recorded in the Office of the Register of the City of New York, New York County (the "Register's Office"), on June 20, 1983 in Reel 696, at Page 507.

      The interest of the tenant under said Severance Lease was assigned by that certain Assignment and Assumption of Severance Lease dated as of October 7, 1983, made by Olympia & York Battery Park Company, as assignor, to and with Olympia & York Tower D Company, as assignee, and recorded in the office of the Register of the City of New York, New York County, on October 7, 1983 in Reel 724, at Page 1245, as amended by (i) an Unrecorded Agreement, made as of August 24, 1984, among Landlord, Tenant, and Merrill Lynch & Co., Inc. which Agreement is referred to in the recorded memorandum described in clause (ii) below, (ii) an Amendment of Severance Lease, made as of December 5, 1984, between Landlord and Tenant, a memorandum of which was recorded in the Register's Office on April 1, 1985, in Reel 892, at Page 1222, (iii) an Unrecorded Agreement made as of July 12, 1985, among Landlord, Tenant and Bankers Trust Company as Collateral Agent, which Agreement is referred to in the recorded memorandum described in clause (iv) below, (which agreement has been terminated according to the recorded memorandum described in paragraph (vi) below, (iv) an Amendment of Severance Lease, between Landlord and Tenant, made as of August 15, 1985, a memorandum of which was recorded in the Register's Office on May 19, 1986, in Reel 1065, Page 1567, (v) an Unrecorded Agreement made as of December 24, 1986, among Landlord, Tenant, The Sumitomo Bank Limited New York Branch and Bankers Trust Company as Collateral Agent, which Agreement is referred to in the recorded memorandum described in clause (vi) below (which agreement has been terminated according to the recorded memorandum described in clause (vi) below),
(vi) an Amendment of Severance Lease, made as of February 26, 1988, between Landlord and Tenant, a memorandum of which was recorded in the Register's Office on March 9, 1988, in Reel 1375, page 1520, and (vii) an Unrecorded Agreement, made as of February 26, 1988, among Landlord, Tenant and The Sumitomo Bank Limited New York Branch (which agreement is referred to in the recorded memorandum described in clause (vi) above).

      The interest of the tenant under said Severance Lease was assigned by that certain Assignment and Assumption of Severance Lease, dated as of November 21, 1996, made by Olympia & York Tower D Company, as assignor, to and with, WFP Tower D Co. L.P., which is intended to be recorded.

                      EXHIBIT B TO REIMBURSEMENT AGREEMENT

                         LIST OF UNINSURABLE CASUALTIES

1. Nuclear reaction or nuclear radiation, all whether controlled or uncontrolled, and whether such loss be direct or indirect, proximate or remote, or be in whole or in part caused by, contributed to, or aggravated by the peril(s) insured against in the insurance policy obtained by Tenant pursuant to Article 7 of the Lease.

2. Except as otherwise provided in Section 7.01.(a)(i) of the Lease, hostile or warlike action in time of peace or war, including action in hindering, combating, or defending against an actual, impending, or expected attack

      (a) by any government or sovereign power, (de jure or de facto) or by any authority maintaining or using military, naval or air forces;

      (b)   or by military, naval, or air forces;

      (c)   or by an agent of any such government, power authority, or forces,

3.    Any weapon employing atomic fission.

4. Except as otherwise provided in Section 7.01 (a)(i) of the Lease, rebellion, revolution, civil war, usurped power, or action taken by governmental authority in hindering, combating, or defending against such occurrence.

5.    Seizure or destruction by order of public authority.

6. Inherent vice, termites and other insects, wet or dry rot, vermin and contamination.


                                      B-1